PRESS RELEASE

EXHIBIT 99.1

For Immediate Release

[LETTERHEAD OF VERENIUM]

VERENIUM REPORTS FINANCIAL RESULTS FOR THE THIRD

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

— Continued progress in both core business segments supports growth —

CAMBRIDGE, Mass., November 6, 2007 — Verenium Corporation (Nasdaq: VRNM), a leading developer of technologies for cellulosic ethanol production and a pioneer in the development of high-performance specialty enzymes, today reported financial results for the third quarter and nine months ended September 30, 2007.

“We are very pleased with the progress the Company has made in both our biofuels and enzyme business areas over the last quarter and in the months since our recent merger,” said Carlos A. Riva, Verenium’s President and Chief Executive Officer. “We are at the forefront of a significant global market opportunity with the development of next-generation biofuels, and believe Verenium is poised to make an important impact as we continue to advance our key programs and technologies towards making cellulosic ethanol a commercial reality.”

Financial Results

Selected Financial Information (unaudited, in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Product:
Phyzyme™ phytase	$3,591	$2,905	$11,047	$6,578
All other products	2,740	1,785	6,680	3,988

Total product	6,331	4,690	17,727	10,566
Collaborative	4,075	9,200	13,202	22,149
Grant	455	422	2,374	1,705

Total Revenues	10,861	14,312	33,303	34,420
Product Gross Profit	1,580	1,028	3,838	1,902
Product Gross Margin	25%	22%	22%	18%
Restructuring Expenses	—	766	58	11,533
Non-cash in-process research and development charge	—	—	42,400	—
Total Operating Expenses	30,743	18,678	118,318	68,501
Net Loss	$(20,493)	$(3,975)	$(86,011)	$(33,148)
Net Loss Per Share	$(0.34)	$(0.08)	$(1.64)	$(0.72)

Revenues for the third quarter and nine months ended September 30, 2007 were $10.9 million and $33.3 million, respectively, compared to $14.3 million and $34.4 million for

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the same periods in 2006. Net loss for the third quarter and nine months ended September 30, 2007 was $20.5 million, or $0.34 per share, and $86.0 million, or $1.64 per share, respectively, which included a preliminary one-time, non-cash charge of $42.4 million for in-process research and development related to the merger with Celunol Corporation in June 2007. Net loss for the third quarter and nine months ended September 30, 2006 was $4.0 million, or $0.08 per share, and $33.1 million, or $0.72 per share, respectively, which included a restructuring charge of $0.8 million in the third quarter and $11.5 million in the first nine months of 2006. As of September 30, 2007, the Company had cash, cash equivalents, and short-term investments totaling $87.6 million.

Product revenues for the third quarter and nine months ended September 30, 2007 were $6.3 million and $17.7 million, respectively, compared to $4.7 million and $10.6 million in 2006, representing an increase of 35% and 68% when compared to the same periods in the prior year. The increase in product revenues was primarily due to increased sales of Phyzyme™ XP by Danisco Animal Nutrition, which continues to expand its global phytase market share position in the animal feed industry. Verenium currently manufactures Phyzyme through a third-party manufacturing arrangement and maintains a product profit-sharing agreement with Danisco for all Phyzyme sales. The Company also experienced sales growth for its other enzyme products, including Quantum™ Phytase and Fuelzyme™-LF. Total revenues decreased for the 2007 quarter and year-to-date periods, as the increase in product revenues was more than offset by a decrease in collaborative revenues primarily related to the Company’s previously-announced restructuring of its collaboration agreement with Syngenta.

Product gross profit (product revenues less cost of product revenues) and product gross margin (product gross profit divided by product revenues) improved in the third quarter and first nine months of 2007 versus comparable periods last year due primarily to growth in Phyzyme sales which resulted, in part, from efforts by Danisco Animal Nutrition to introduce a new thermally-stable formulation of Phyzyme and grow its European Phyzyme business following the recent expanded approval within the European Union. Over time, the Company believes that product volume growth in Phyzyme and other products in the Company’s portfolio should result in more stable and sustainable improvement in both product gross profit and product gross margin.

Research and development expenses were higher in the third quarter and year-to-date periods of 2007 versus 2006 primarily related to the incremental operating expenses associated with the Celunol business since the June 2007 merger. Selling, general and

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administrative expenses for the 2007 periods were higher than 2006 due primarily to the inclusion of incremental Celunol operating expenses since June 2007, as well as one-time expenses related to the merger.

In connection with the merger with Celunol, the Company recorded a preliminary one-time, non-cash charge to in-process research and development of $42.4 million and recorded preliminary goodwill of $106.4 million on its balance sheet. Goodwill represents the excess of the merger consideration paid over the sum of the amounts assigned to in-process research and development and the fair value of assets acquired, less liabilities assumed. The Company’s fair value estimates for the allocation of the merger consideration, including the value of in-process research and development, may change during the allowable allocation period, which is up to one year from the merger date, if additional information becomes available.

Non-cash, share-based compensation included in operating expenses for the third quarter and nine months ended September 30, 2007 was $5.1 million and $8.4 million, respectively, as compared to $1.6 million and $4.3 million for the same periods in 2006. The substantial increase in share-based compensation was attributable to non-recurring charges related to modification of awards for certain former executives in connection with the merger with Celunol, as well as share-based compensation charges related to additional options and awards granted to Celunol employees in connection with the merger.

Company Highlights and Accomplishments

Biofuels Business Unit

Over the last quarter, the Company continued to make important progress at its Jennings site with both the pilot plant, as one of the first and only operational cellulosic ethanol R&D facilities in the country, as well as with its demonstration-scale plant, which is now more than 50 percent through its construction phase. Both of these facilities are designed to utilize locally-sourced and low-cost sugarcane bagasse as a primary feedstock for testing and ethanol production. As discussed last quarter, the Jennings site is being developed as a Cellulosic Center of Excellence that will be available to test an array of feedstocks and enzyme cocktails, and will also be used as a learning facility to train future operators of commercial plants for both Verenium and its technology licensees. The Company is on track to complete mechanical construction of the demonstration plant by the end of the first quarter of 2008.

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Once mechanically complete, the demonstration plant will go through a comprehensive start-up phase to test the functional capabilities of the facility as well as evaluate the Verenium process at scale, including the ability to produce ethanol within predefined economic criteria. The first phase will be mechanically oriented, and will include: hydrostatic testing, testing all electrical systems, integrating enzymes and biology, and moving feedstock through the system. Next, the Company will begin a commissioning phase where process design will be evaluated at scale, ethanol will be produced, and variable-cost economics will be verified. Throughout this phase, the Company will continue to make process modifications and improvements. The final phase will be focused on optimizing the plant for continuous operation in the most cost-efficient manner. The Company expects that this entire start-up process will last between nine and twelve months. Over the course of this process, the demonstration plant is expected to produce important operating metrics that the Company expects to help drive the initiation of its commercial development plans.

Additional Biofuels Business Unit highlights for the third quarter include:

–	Critical R&D work at the pilot plant continues to further the Company’s understanding and know-how with regard to pre-treatment and production economics. The Company expects that these key learnings will provide for enhanced design optimization once the demonstration plant is complete.
–	The Company’s business development team significantly accelerated its commercialization activities during the quarter in Louisiana, Florida and Texas – markets initially targeted for the first series of plants. These activities included identifying and securing control of unique sites, arranging for the planting of “test” plantations of dedicated energy crops and initiating the negotiation of long-term feedstock contracts.

Specialty Enzymes Business Unit

The Specialty Enzymes Business Unit made solid progress during the third quarter, accelerating its transition into a business focused on the development and commercialization of its own products. Importantly, for example, the Company began selling its Fuelzyme-LF alpha-amylase enzyme to the grain ethanol industry through its own direct sales force earlier this year and has already achieved more than $1 million in sales through the third quarter.

In order to support the development a growth-oriented commercial business, several important new initiatives have also been implemented that include a reorganization of the Company’s sales and marketing team around dedicated product managers responsible for driving sustainable and profitable sales growth of our most promising enzyme

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products. Additionally, the Company continues to undergo a portfolio review process to focus resources on those products with the greatest commercial opportunity.

“We remain committed to leveraging the scientific depth and breadth inherent in our enzyme business to build a growth-oriented commercial business that is strategically aligned with the long-term goals of the Company,” added Mr. Riva. “Through our ongoing portfolio review process, we expect to identify the most appropriate opportunities for future development as we consider the continued growth and success of our business.”

Additional Specialty Enzymes Business Unit highlights for the third quarter include:

–	In September, the Company announced that it had achieved a key technical milestone in its collaboration with Cargill on a new food-related product designed to promote healthy lifestyle choices for global consumers. Under the agreement between Verenium and Cargill, Verenium is applying its enzyme discovery and optimization technologies to develop several new custom enzymes for Cargill which are being utilized as part of Cargill’s innovative, multi-step enzymatic process to develop a new food-related product.

Corporate Strategy

The Company continues to focus on several key initiatives and opportunities critical to its successful future development in the alternative energy marketplace:

–	Verenium believes strategic partnerships and alliances will be critical ingredients to catalyze growth and success in this multi-billion dollar global market. As such, the Company maintains active and on-going dialogues with a broad cross-section of potential strategic partners that could serve to accelerate its commercial development plans. The Company’s goal is to identify one or a series of partners with complementary business offering(s), financial resources, and a shared vision for cellulosic ethanol development to accelerate its commercial plans, and expects to advance these discussions over the coming year.
–	From a public policy standpoint, Verenium continues to be committed to maximizing opportunities at both the federal and state levels in the form of grants and other funding. Further, the Company is also closely following both energy and agriculture legislation currently being considered by Congress, which includes several important measures to help advance the development of cellulosic ethanol, including:
o	Higher funding for research and development, demonstration facilities, and specifically, additional funding for loan guarantees (from the Department of Energy and potentially Department of Agriculture) for first-generation commercial-scale cellulosic ethanol plants;

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o	A more generous tax credit for the first producers of cellulosic ethanol (up to 2.5x the $0.51/gallon level available to blenders for using grain ethanol);
o	A potential carve-out within the Renewable Fuel Standard (mandated blend market) that now applies to ethanol, and that would be available specifically and exclusively for cellulosic ethanol; and
o	As part of the farm bill debate, the potential for significant assistance to help farmers move out of traditional agriculture into higher-margin energy crop production.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and health and nutrition markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes—proteins that act as the catalysts of biochemical reactions.

Verenium operates one of the nation’s first cellulosic ethanol pilot plants, an R&D facility, in Jennings, Louisiana and expects to achieve mechanical completion of a 1.4 million gallon-per-year, demonstration-scale facility to produce cellulosic ethanol by the end of the first quarter of 2008. In addition, the Company’s process technology has been licensed by Tokyo-based Marubeni Corp. and Tsukishima Kikai Co., Ltd. and has been incorporated into BioEthanol Japan’s 1.4 million liter-per-year cellulosic ethanol plant in Osaka, Japan – the world’s first commercial-scale plant to produce cellulosic ethanol from wood construction waste. For more information on Verenium, visit www.verenium.com.

Forward Looking Statements

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Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the Company’s market opportunities and the Company’s abilities to take advantage of those opportunities, technological progress in both its Biofuels and Specialty Enzymes Business Unit and the expected benefits from that progress, future gross profits and product gross margins, fair value estimates for the allocation of the Celunol merger consideration, timing for mechanical completion of the Jennings demonstration plant, timing for completing, and expected benefits to be derived from, the start-up phase of the Jennings demonstration plant, reorganization of its Specialty Enzymes Business Unit sales and marketing team and its product portfolio review in its Specialty Enzymes Business Unit, and the expected benefits from both activities, and corporate strategy, including as it relates to strategic partnering activities, funding activities, and public policy activities all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Wendy Kelley IR Specialist 858-526-5437 wendy.kelley@verenium.com

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Selected Financial Information Condensed Consolidated Statements of Operations (unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Product	$6,331	$4,690	$17,727	$10,566
Collaborative	4,075	9,200	13,202	22,149
Grant	455	422	2,374	1,705

Total revenues	10,861	14,312	33,303	34,420

Operating expenses:
Cost of product revenues	4,751	3,662	13,889	8,664
Research and development	16,119	11,162	41,247	37,676
Selling, general and administrative	9,873	3,078	20,724	10,628
In-process research and development	—	—	42,400	—
Restructuring expenses	—	776	58	11,533

Total operating expenses	30,743	18,678	118,318	68,501

Loss from operations	(19,882)	(4,366)	(85,015)	(34,081)
Interest and other income, net	(611)	391	(996)	933

Net loss	$(20,493)	$(3,975)	$(86,011)	$(33,148)

Basic and diluted net loss per share	$(0.34)	$(0.08)	$(1.64)	$(0.72)

Weighted average shares used in computing basic and diluted net loss per share	60,483	46,779	52,334	46,231

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Condensed Consolidated Balance Sheet (in thousands)

	September 30, 2007 (unaudited)	December 31, 2006 (audited)
Cash, cash equivalents and short-term investments	$87,621	$51,912
Accounts receivable	9,158	8,646
Other current assets	8,476	6,476
Property and equipment, net	57,045	12,418
Goodwill	106,384	—
Other assets	5,921	453

Total assets	$274,605	$79,905

Current liabilities, excluding deferred revenue	$29,745	$21,199
Deferred revenue, current portion	4,307	5,395
Convertible notes payable	120,000	—
Other long-term liabilities	6,404	10,395
Stockholders’ equity	114,149	42,916

Total liabilities and stockholders’ equity	$274,605	$79,905

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